Exhibit 3.1

AMENDMENT

TO

AMENDED BYLAWS

OF

HAWAIIAN HOLDINGS, INC.

A Delaware Corporation

Article VI of the Amended Bylaws of Hawaiian Holdings, Inc., a Delaware corporation, is hereby amended as follows:

1.             The Amended Bylaws of the corporation are hereby amended by deleting Section 6.1 in its entirety, and replacing it with the following:

Section 6.1.            Certificated and Uncertificated Stock.

Shares of the Corporation’s stock may be certificated or uncertificated, as provided under the General Corporation Law.  Every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman, if any, or the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, representing the number of shares registered in certificate form.  Any or all of the signatures upon a certificate may be facsimiles.  In case any officer, transfer agent or registrar, who has signed, or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may, nevertheless, be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar as of the date of issue.

2.             The Amended Bylaws of the corporation are hereby amended by adding a new Section 6.4 as follows:

Section 6.4.            The Board may adopt procedures for the registration of transfers of uncertificated securities.